Exhibit 99.6
(HEALTH FORUM LOGO)
Request for Permission to Reprint Material
Published by Health Forum, LLC
an American Hospital Association company

The undersigned requests permission to reproduce material from:

Title:          Hospital Statistics

Author:     Health Forum

Year of publication and/or edition:     2005 edition

Following are details of material to be reprinted:

Chart graphing decline in inpatient days, 1980-2003

Chart graphing growth in outpatient visits, 1980-2003

The material will be reproduced in the following way:

•	Reproduced as freestanding material

•	Other (specify): included in prospectus being filed with the U.S. Securities and Exchange Commission

The undersigned agrees to the stipulations listed below:

•	The consent of the author will be obtained by the undersigned.

•	A credit line will appear on each copy, either on the copyright page or on the first page or with each chart.

•	As soon as the material is produced one copy will be forwarded to Health Forum LLC, for Health Forum LLC files.

•	A fee of $100 will be paid for this permission to reproduce. A check in the amount made out to Health Forum will be mailed with one signed copy of this contract letter to Sara Beazley, AHA Resource Center, American Hospital Association, One North Franklin, Chicago, IL 60606.

The permission granted here applies only to the edition or issue of the publication specified herein.

This permission does not include any grant of copyright matter obtained by Health Forum LLC from other sources and incorporated in the material specified.
No rights other than the reproduction of the specified material are covered in this permission agreement. The undersigned agrees to use the reproduced material only for the purpose(s) specified herein and will not use the reproduced material for any other purposes, commercial or otherwise, and will not provide copies to any other person or entity absent the express written permission of Health Forum LLC and will not cause such material to be used in a manner inconsistent with the terms of this agreement.
This application, upon acceptance by Health Forum LLC, will serve as the agreement setting the terms on which the material may be used.

Applicant (organization): Cogdell Spencer Inc.	Accepted: AHA Resource Center
Name: Frank Spencer	Name: Sara Beazley
Title: Chief Executive Officer	Title: Senior Staff Specialist
Address:	Address:
4401 Barclay Downs Drive Suite 300 Charlotte, NC 28209	American Hospital Association One North Franklin Chicago, IL 60606
Signature: /s/ Frank Spencer	Signature: /s/ Sara Beazley
Date: 7/26/05	Date: 7/26/05